EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on (No. 333‑06435, No. 333‑132768, Post‑Effective Amendment No. 1 to 333‑132768, No. 333‑195862, No. 333‑167908, and No. 333‑204985) on Form S‑8 and (No. 333‑192940, Amendment No. 1 to 333‑192940, No. 333‑197450 and Amendment No. 1 to 333‑197450) on Form S‑3 of Lee Enterprises, Incorporated and subsidiaries of our report dated November 25, 2015, relating to our audit of the consolidated financial statements of Madison Newspapers, Inc. and subsidiary for the years ended September 27, 2015, September 28, 2014, and September 29, 2013, which appears in Exhibit 23.3 of this annual report on Form 10‑K for the year ended September 27, 2015.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Madison, Wisconsin
December 11, 2015